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                                                                 EXHIBIT 4.3

                               (SECOND) AMENDMENT TO
      THE AMENDED AND RESTATED 1994 EQUITY PARTICIPATION PLAN OF STROUDS, INC.

          WHEREAS, Strouds, Inc. (hereinafter the "Company"), a Delaware corporation, maintains the Amended and Restated 1994 Equity Participation Plan (the "Plan") of the Company, effective as of September 1, 1994; (hereinafter the "Plan"); and

          WHEREAS, pursuant to Section 10.2 of the Plan, the Board of Directors of the Company (hereinafter the "Board") may amend the Plan from time to time.

          NOW THEREFORE, BE IT RESOLVED, that the Plan be amended as follows, effective May 14, 1997.

     1.   Section 1.13 shall be amended and restated in its entirety as follows:

          1.13 FAIR MARKET VALUE. "Fair Market Value" of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, on the date of grant, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by NASDAQ or, if NASDAQ is not then in existence, by its successor quotation system; or (iii) if Common Stock is not publicly traded, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of Options granted to Independent Directors) acting in good faith.

     2. Section 2.1(a) shall be amended and restated in its entirety as follows:

          2.1(a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $.0001 per share. The aggregate number of shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed one million one hundred twenty-five thousand (1,125,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.


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     3.   Section 3.4(d) shall be amended and restated in its entirety as follows:

          3.4 During the term of the Plan, each person who is an Independent Director as of the date of the initial public offering of Common Stock automatically shall be granted an option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of such initial public offering. When a person is initially elected to the Board following the date of the initial public offering of Common Stock and is then an Independent Director, each such new Independent Director automatically shall (i) be granted an Option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of his or her election to the Board, and (ii) be granted an Option to purchase 2,000 shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after such initial election at which the Independent Director is re-elected to the Board. Members of the Board who are Employees who subsequently retire from the Company and remain on the Board will not receive an Option grant pursuant to Section 3.4(d)(i) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after retirement from the Company, Options as described in clause (ii) of the preceding sentence. All of the foregoing Option grants authorized by this Section 3.4(d) are subject to stockholder approval of the Plan.

                                     * * * * *

     I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Strouds, Inc. on May 14, 1997.



                              By   /s/ Jonathan W. Spatz
                                 --------------------------------
                                   Jonathan W. Spatz
                                   SECRETARY



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